Exhibit 99.1

CONTACT:

Desiree Fish, TripAdvisor

Email: dfish@tripadvisor.com

Phone: 646.582.8844

CHIEF FINANCIAL OFFICER JULIE M.B. BRADLEY RESIGNS FROM TRIPADVISOR

Bradley to Remain in CFO Role for a Transition Period

NEWTON, Mass., April 2, 2015 –TripAdvisor® (NASDAQ: TRIP) announced today that Chief Financial Officer Julie M.B. Bradley is resigning from TripAdvisor to spend more time with her family and pursue other personal interests. Bradley will continue to serve as TripAdvisor’s Chief Financial Officer for an interim period and will help with the recruitment and transition process to a new CFO. Upon her departure, she will continue to serve as a board member of the TripAdvisor Charitable Foundation.

“Julie has been a strong and talented leader for TripAdvisor for nearly 4 years – guiding the company through a spin-off, building a world-class Finance organization, and playing an important role in developing and executing the company’s global growth strategy,” said Stephen Kaufer, president and CEO, TripAdvisor, Inc. “We thank her for her many contributions, we fully support her desire to spend more time with her family and we appreciate that she will assist TripAdvisor in finding her successor.”

Bradley has served as the Chief Financial Officer, Chief Accounting Officer and Treasurer since October 2011 and is responsible for overseeing corporate finance, investor relations, accounting, tax, treasury, corporate development, human resources and real estate at TripAdvisor. Since 2011, TripAdvisor has nearly doubled revenue to $1.2 billion, completed 17 acquisitions, strengthened and extended its platform for users and advertising partners and has returned capital to shareholders through a share repurchase plan.

“I am grateful to Steve, the TripAdvisor management team and the entire TripAdvisor family for affording me the opportunity to serve as the financial steward of such a great company,” said Bradley. “TripAdvisor’s best days are ahead of it, and I am committed to finding my successor. I also look forward to continuing to serve on the Board of the TripAdvisor Charitable Foundation and deliver on its mission to help people around the world.”

About TripAdvisor

TripAdvisor® is the world’s largest travel site*, enabling travelers to plan and book the perfect trip. TripAdvisor offers trusted advice from travelers and a wide variety of travel choices and planning features with seamless links to booking tools that check hundreds of websites to find the best hotel prices. TripAdvisor branded sites make up the largest travel community in the world, reaching 315 million unique monthly visitors**, and more than 200 million reviews and opinions covering more than 4.5 million accommodations, restaurants and attractions. The sites operate in 45 countries worldwide, including China under daodao.com. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to millions of monthly TripAdvisor visitors.

TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 24 other travel media brands: www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.thefork.com (including www.lafourchette.com, www.eltenedor.com and www.iens.nl), www.gateguru.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.jetsetter.com, www.niumba.com, www.onetime.com, www.oyster.com, www.seatguru.com, www.smartertravel.com, www.tingo.com, www.travelpod.com, www.tripbod.com, www.vacationhomerentals.com, www.viator.com, www.virtualtourist.com, and www.kuxun.cn.

*	Source: comScore Media Metrix for TripAdvisor Sites, worldwide, December 2014
**	Source: Google Analytics, average monthly